Exhibit 99.1

Cactus Announces New Appointment to Board of Directors

HOUSTON – June 10, 2021 – Cactus, Inc. (NYSE: WHD) (“Cactus”) today announced that Mr. Tym Tombar has been appointed to the Company’s Board of Directors (the “Board”) and will serve on its audit committee and compensation committee, effective July 1, 2021. Mr. Tombar is a Co-Founder of Arcadius Capital Partners (“Arcadius”) and its predecessor, SW Capital Partners. Arcadius is an energy private equity firm that provides growth capital to start-ups and early-stage companies in the upstream oil and gas industry. Prior to co-founding Arcadius, he was a Managing Director and co-head of Scotiabank’s Energy Private Equity group. Previously, Mr. Tombar also held various positions at Goldman, Sachs & Co, including leading deal teams through the sourcing, execution and management of primary market energy investments in securities and loans and working within the investment banking division. With the addition of Mr. Tombar, the Board is now composed of nine members, including six independent directors.
Scott Bender, President and CEO of Cactus, stated, “We are pleased to welcome Mr. Tombar as an independent director. His leadership experience in the energy and investment fields make him an ideal addition to our Board. We believe the Board of Directors will greatly benefit from his expertise.”

About Cactus, Inc.

Cactus designs, manufactures, sells and rents a range of highly engineered wellhead and pressure control equipment. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers’ wells. In addition, it provides field services for all its products and rental items to assist with the installation, maintenance and handling of the wellhead and pressure control equipment. Cactus operates service centers in the United States, which are strategically located in the key oil and gas producing regions, including the Permian, SCOOP/STACK, Marcellus, Utica, Haynesville, Eagle Ford and Bakken, among other areas, and in Eastern Australia.

Cactus, Inc.
John Fitzgerald, 713-904-4655
Director of Corporate Development and Investor Relations
IR@CactusWHD.com
Source: Cactus, Inc.
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